UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549 (Rule 14a-101)

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
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The attached transcript is of the Web cast conference call Safeguard hosted on its website on June 1, 2004.

SAFEGUARD SCIENTIFICS
Moderator: Janine Dusossoit
06-01-04/3:00 pm CT
Confirmation #7814094

SAFEGUARD SCIENTIFICS

Moderator: Janine Dusossoit
June 1, 2004
3:00 pm CT

Operator:	Good afternoon my name is (April) and I will be your conference facilitator today. At this time I would like to welcome everyone to the Safeguard’s Proposed Sale of CompuCom Systems. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad, thank you. Miss Dusossoit you may begin your conference.

Janine Dusossoit:	Thank you (April) and good afternoon to everyone, it’s Janine Dusossoit at Safeguard. I would like to remind everyone that statements contained in this call and in the presentation that accompany it that are not historical facts may constitute forward-looking statements.

These statements involve certain risks and uncertainties including, but not limited to, risks associated with the uncertainty of managing rapidly-changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, our ability to execute our strategy, the uncertainty of future performance of our companies, acquisitions and dispositions of additional companies, the inability to manage growth, government regulation and legal liabilities, additional financing requirements, labor disputes, the effect of economic conditions in the business sectors in which our companies operate and other uncertainties as described in the company’s filings with the Securities and Exchange Commission.

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Moderator: Janine Dusossoit
06-01-04/3:00 pm CT
Confirmation #7814094

The company does not assume any obligation to update any forward-looking statement or other information contained in this conference call and presentation.

Moving to Slide 3, in connection with the previously announced CompuCom Systems merger, both CompuCom and Safeguard will be filing proxy statements and other relevant documents with the Securities and Exchange Commission. Stockholders of CompuCom and Safeguard are urged to read their respective proxy statements and any other relevant documents filed with the SEC when they become available because they will contain important information.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitations of stockholders of Safeguard in connection with the transaction and their interest in the solicitation will be set forth in a proxy statement that will be filed by CompuCom with the SEC.

Safeguard investors and security holders can obtain free copies of the Safeguard proxy statement and other documents filed by Safeguard when they become available by contacting our Investor Relations department at 610-293-0600. In addition, the documents filed with the SEC by Safeguard will be available free of charge at the SEC’s Web site at www.sec.gov. Safeguard issued a news release Friday regarding the agreement to sell CompuCom Systems, Inc. and it is available at our Web site.

Until the proxy is approved and mailed we are, by law, limited to what we can discuss but we wanted to tell you what we can and to be as responsive to your questions as we possibly can at this stage. I would now like to introduce Tony Craig, Safeguard’s President and CEO, and Chris Davis, Executive Vice President and Chief Administrative and Financial Officer. Tony.

Anthony L. Craig:	Good afternoon we are delighted to have the opportunity to talk with you today about our announcement of the proposed acquisition of our subsidiary CompuCom Systems by Platinum Equity LLC. As shown on Slide 4 we’ll cover a number of points in our agenda this afternoon. The first is of course, why do we support the sale of CompuCom?

On Slide 5 under the terms of the transaction Safeguard would receive gross cash proceeds of approximately $128 million for our common and preferred stockholdings of CompuCom. We expect to use these proceeds to fuel our business strategy and to further modify our capital structure. By exiting our position in CompuCom we significantly increase our financial flexibility to pursue our strategy of investing in and developing time-to-volume companies and enabling them to grow significantly and to create shareholder value over

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Moderator: Janine Dusossoit
06-01-04/3:00 pm CT
Confirmation #7814094

time. The two sectors on which we are focused are business decision systems and healthcare life sciences.

Today we would like to review with you the background and terms of the transactions and the effect it will have on Safeguard. As you can see on Slide 6 Safeguard first invested in CompuCom in 1984. Since then Safeguard has invested approximately $67 million to acquire our current 51% equity interest which equates to a 58% voting interest.

During this period CompuCom completed its initial public offering and transitioned its business to become one of the nation’s leading providers of full lifecycle information technology solutions to large and medium sized organizations throughout the United States. During 2003 CompuCom generated approximately $1.5 billion of revenues and generated $13.2 million of net income.

Slide 7, in 2001 when I joined Safeguard we began a detailed review of Safeguard’s business strategy. As part of this review we looked at the business plans and models of all of our companies. We also reviewed Safeguard’s capital structure, our ability to control and direct our companies and the constraints of the investment company act of 1940.

During the course of this review Safeguard began to segregate its companies into strategic companies and non-strategic companies. Strategic companies were those which we believed had significant growth prospects, were in the time-to-volume stage of development with commercially proven products or services and for which Safeguard could provide meaningful direction and have control over the company’s strategy.

Non-strategic companies were those in which Safeguard generally did not have a majority voting interest or which were in an early stage of development with immature product or service offerings. We determined that while we would continue to support these non-strategic or legacy companies operationally and, in appropriate circumstances, financially, we generally considered these companies to be sources of capital for future strategic initiatives and balance sheet management rather than as long-term operating subsidiaries of Safeguard.

As we pursued our strategic review we began to consider our desire to continue to retain our ownership of CompuCom. Clearly, CompuCom had made a great deal of progress under the leadership of its management team headed by Ed Coleman, CompuCom’s President and Chief Executive Officer. We considered the issues of whether Safeguard should continue to remain a majority shareholder of CompuCom, whether we should seek to acquire all of

SAFEGUARD SCIENTIFICS
Moderator: Janine Dusossoit
06-01-04/3:00 pm CT
Confirmation #7814094

CompuCom’s outstanding equity or whether we should seek to liquidate our interest in CompuCom.

In considering these alternatives we carefully considered CompuCom’s capital requirements as it continued to migrate its own business model, CompuCom’s growth prospects compared to those of our strategic companies and other sources of capital that could be used to further our business strategy and provide for our capital requirements.

During this period the CompuCom Board of Directors was also considering CompuCom’s business model, including its need to diversify its revenue stream by building an IT services business and the related capital requirements to pursue that strategy. CompuCom was concerned about the feasibility of obtaining the equity capital it felt was necessary to support an aggressive IT services acquisition strategy.

Consequently, CompuCom began to explore its strategic options. As part of this process CompuCom’s financial advisor contacted a number of potential acquirers. The result of this CompuCom initiative is the Platinum acquisition of CompuCom which CompuCom and Safeguard announced on Friday.

Let me now turn over to Chris Davis who will provide you with some more specifics on this transaction.

Christopher J. Davis:	Thank you Tony. The acquisition will take the form of a merger of an affiliate of Platinum into CompuCom. As you can see on Slide 8, in the merger each outstanding share of CompuCom common stock will be converted into $4.60 cash, and CompuCom’s preferred stock, all of which is held by Safeguard, will be converted into $15 million in cash, consistent with the stated terms of that stock. The total consideration to Safeguard would be approximately $128 million of gross cash proceeds. As part of the transaction Safeguard has agreed to post a $6.3 million letter of credit for 15 years to secure certain of CompuCom’s lease obligations.

The closing of the merger is conditioned on the approval of the transaction by Safeguard’s shareholders and CompuCom’s shareholders, as noted on Slide 9. If Safeguard’s shareholders approve the merger, Safeguard has agreed with Platinum that it will vote its shares in favor of the merger at the CompuCom shareholders meeting and therefore CompuCom will receive the requisite majority vote to approve the merger. In addition to regulatory and other customary closing conditions, closing of the merger is also subject to Platinum obtaining approximately $35 million of subordinated debt. Platinum has received a highly confident letter from Jefferies & Company related to their ability to arrange the subordinated debt financing.

SAFEGUARD SCIENTIFICS
Moderator: Janine Dusossoit
06-01-04/3:00 pm CT
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CompuCom and Safeguard are both in the process of preparing the necessary proxy materials for filing with the Securities and Exchange Commission. CompuCom and Safeguard intend to hold their shareholders meetings to vote on this transaction as soon as possible after the clearance and mailing of the proxy materials. We currently expect our meeting to take place late in the third quarter of 2004. With regard to Safeguard’s regular annual meeting of shareholders set for June 11, it will take place as scheduled.

Turning to Slide 10, you will see that the completion of the CompuCom merger would provide $128 million in gross proceeds. It will be a milestone event in the redirection of our business strategy, providing Safeguard with additional funds. To increase ownership in our strategic companies and fund their respective growth plans, to acquire new strategic companies and depending upon market conditions from time-to-time to consider steps to modify Safeguard’s capital structure including the repurchase of our remaining outstanding convertible notes due in June 2006 and escrowing interest on our new bonds.

In accordance with the terms of our 2.625% Convertible Senior Debentures with a stated maturity of 2024, Safeguard plans to use a portion of the $128 million in proceeds to retire the remaining $54.8 million of our 5% convertible subordinated notes due in 2006 and to escrow approximately $19.7 million for certain interest payments on the 2.625% Debentures. The rest of the proceeds of approximately $52 million will increase Safeguard’s cash balance net of transaction costs. This cash could be used to repurchase Safeguard’s common stock outstanding.

So to recap, all of our 2006 Subordinated Debentures would be retired and all of the interest payments on our 2024 Senior Debentures for the next five years would be pre-funded and we would add $52 million of unrestricted parent company cash to our balance sheet.

We expect the completion of the CompuCom transaction should generate the capital necessary to support our existing strategic companies and to acquire new strategic businesses in business decision solutions and healthcare life sciences. Along with the financing we completed in February 2004, which extended the maturity of a long-term debt, this puts Safeguard in a very strong financial condition.

On Slide 11 we show the accounting impact. During the 20 years that we held our investment in CompuCom we recorded in our consolidated financial statements our share of CompuCom’s earnings and losses, good will and related amortization and the dividends paid on our preferred shares. As a result, at March 31, 2004, our carrying value for financial statement purposes had increased to $147.5 million. In the second quarter of 2004 Safeguard will

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Moderator: Janine Dusossoit
06-01-04/3:00 pm CT
Confirmation #7814094

record an impairment charge for accounting purposes to reduce its carrying value in CompuCom to its estimated fair value.

Assuming all closing conditions are met we will begin presenting CompuCom results as a discontinued operation for all periods presented. We will also record a book gain or loss on the disposal for the difference between the carrying value as adjusted for the impairment charge and the net proceeds received. The amount of the book gain or loss on the disposal will be impacted by several factors including the amount of the impairment charge and anticipated charges at CompuCom and any adjustments to Safeguard’s current estimates of proceeds and transaction costs.

Finally, with regard to tax consequences, Safeguard invested approximately $67 million to acquire its interest in CompuCom. We expect the tax gain of $61 million will be offset by existing capital loss carry forwards. These changes in financial statement presentation for CompuCom will significantly impact Safeguards financial statements in several ways as seen on Slide 12.

First, we will no longer consolidate CompuCom’s revenues and expenses, which you can see here on a pro-forma basis for 2003. This will have the effect of dramatically reducing Safeguard’s consolidated revenues and expenses. Had the transaction occurred at the beginning of 2003 our consolidated revenue for 2003 would have been $167.4 million rather than the $1.6 billion we reported. Similarly on Slide 13, had the transaction occurred at the beginning of 2004 our consolidated revenue for the first quarter of 2004 would have been $39 million rather than the $338.7 million we reported. Our historical net loss in prior periods will not change, however, our future results after the closing of the transaction will no longer include our share of Compucom’s operating results.

It may be useful to look at the strategic companies results for the first quarter of 2004 versus 2003 since these are the businesses in which we have a majority ownership and which fall within our core focus sectors of business decision solution and healthcare life sciences. As we reported in our first quarter, which you can access on our Web site, strategic company revenues were $31 million in 2004 and $31.7 million in the year ago period. As previously reported this decline was due to a change in the reimbursement model at ChromaVision.

In addition, we will no longer consolidate CompuCom’s assets and liabilities. Slide 14 reflects Safeguard’s balance sheet on a pro-forma basis assuming the CompuCom sale was completed at March 31, 2004, under the currently proposed terms. As you can see on this slide, our total assets and our total liabilities and shareholders’ equity on a pro-forma basis decreased by $265.3 million to $561.9 million and shareholders equity will decline by $20.4

SAFEGUARD SCIENTIFICS
Moderator: Janine Dusossoit
06-01-04/3:00 pm CT
Confirmation #7814094

million to $212.9 million. A more complete description of the impact of this transaction will be included in our proxy statement.

Let me now turn the call back over to Tony who will provide you with an overview of Safeguard’s strategy.

Anthony L. Craig:	Thank you Chris. After the sale of CompuCom our business will consist of two principal operating segments, which you can see in Slide 15, our strategic companies which operate in business decision solutions and healthcare life sciences. These companies have viable products and services, are capable of rapid growth and we take an active part in helping them build value over time. I’ll say more about these in the next slide.

Our non-strategic companies are typically earlier in the growth cycle. We generally have a minority ownership or they do not fall within business decision solutions or healthcare life sciences. Our non-strategic companies include eight companies in various stages of development. Non-strategic companies are those in which we either do not have a majority voting interest or which are not in our strategic focus. While we intend to continue to support them operationally and in appropriate circumstance financially, we generally consider these companies to be a source of capital for future strategic initiatives rather than as long-term operating subsidiaries of Safeguard. At March 31, 2004, the market value of our holdings in non-strategic companies, which are public, was approximately $9.2 million while the carrying value of our non-strategic companies, which are private, was approximately $48.7 million. In addition, under the non-strategic group we hold interest in private equity funds. As of March 31, 2004, the carrying value of our interest in private equity funds was approximately $29.9 million, however Safeguard has no intention of investing in additional private equity funds and may seek to reduce its ownership interest in and its remaining commitments to the funds it currently holds.

Turning to Slide 16 you will see that our strategic companies are presently comprised of two in business decision solutions, Alliance Consulting and Mantas, and one in healthcare life science solutions, ChromaVision. These existing companies focus on one or more of the following vertical markets: financial services, healthcare and pharmaceutical, manufacturing, retail and distribution and telecommunications. We believe that each of these companies is in what we call the time-to-volume stage of development. Time-to-volume is the process of building an efficient company around a commercially viable product with distribution channels, sales and marketing organization and a corporate infrastructure that has the capability to grow rapidly and achieve market success.

SAFEGUARD SCIENTIFICS
Moderator: Janine Dusossoit
06-01-04/3:00 pm CT
Confirmation #7814094

As you know, Alliance Consulting is an information technology services and consulting firm that provides custom business driven solutions by leveraging domain expertise and extensive technical competence. We believe that Alliance is well positioned to grow as the market conditions improve. During the first quarter of 2004 Alliance had a number of successes including growing its customer data integration and pharmaceutical practices, winning three new projects at Top Ten pharmaceutical companies and at the end of the first quarter Alliance had 519 billing consultants and approximately 125 active projects.

Mantas provides next-generation analytical applications for the global financial services and telecommunications markets. Its products encompass proprietary techniques to provide applications for anti-money laundering, compliance fraud management and revenue assurance. Mantas also recognizes revenues from software licensing and consulting. Mantas has a significant market position and sophisticated software and services to drive a profound change in the growing area of business intelligence applications for its targeted industries.

ChromaVision provides proprietary software based microscope imaging system called ACIS or automated cellular imaging system, which aids pathologists in the analysis of various diseases and conditions. As we mentioned in our first quarter conference call in April, ChromaVision has a total of 14 patents and a significant intellectual property gives them an edge as they expand their ACIS offering into the lab services arena.

While these three strategic companies currently operate at a net loss on a cash and accounting basis, they generated revenues of approximately $31 million in Q1 of 2004. Safeguard continues to consider acquisition of new companies that will fit our strategic focus. We anticipate that any new acquisitions will involve majority interest in companies that are either in the business decision solutions or healthcare life sciences or are complimentary to our existing strategic companies.

To conclude, it is true that Safeguard’s consolidated revenues will be significantly reduced if the sale of CompuCom is completed, but by selling CompuCom we dramatically simplify Safeguard’s structure. We lower our debt cost significantly and we strengthen the balance sheet. The transaction will help increase our cash to the highest level Safeguard has had in many years. In short, it enables us to pursue our strategy for growth primarily through majority owned companies in business decision solutions and healthcare life sciences sectors. Chris and I will now open the line to take any questions that you might have.

SAFEGUARD SCIENTIFICS
Moderator: Janine Dusossoit
06-01-04/3:00 pm CT
Confirmation #7814094

Operator:	Thank you. At this time I would like to remind everyone in order to ask a question press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

First question comes from the line of Eric Swergold with Gruber and McBaine.

Eric Swergold:	Good afternoon.

Anthony L. Craig:	Good afternoon Eric.

Eric Swergold:	Congratulations on announcing this transaction.

Anthony L. Craig:	Thank you.

Eric Swergold:	Question on the pipeline of acquisition and investment candidates. What is the pipeline looking like at this time and is pulling the trigger on these acquisitions predicated on closing the CompuCom deal or could you use the other cash you have on the balance sheet to make those investments?

Anthony L. Craig:	I guess the first answer Eric is we are seeing improved opportunity in both of our focus areas. As you know we’ve been slow firing that up in the first year and a half of this transition and in the last year we’ve heated it up more. So the direct answer is yes we’re seeing more, we’re seeing more of the theory we had that companies need support between, let’s say where venture capital leaves off and where public capital might be available and we’re in the process of evaluating that.

The second part of your question, we have ample cash on the balance sheet today to be able to pursue acquisitions that will fit our focus and are in the size that we like. This transaction, when completed, will simply strengthen that position but is not a prerequisite for going ahead with other acquisitions.

Eric Swergold:	Okay, so they’re exclusive of each other?

Christopher J. Davis:	Say that again Eric.

Eric Swergold:	So they’re exclusive of each other? CompuCom transaction is exclusive of you making...

Christopher J. Davis:	That’s right.

Eric Swergold:	Okay, thank you.

Operator:	Next question comes from the line of John Davis, Private Investor.

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Moderator: Janine Dusossoit
06-01-04/3:00 pm CT
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John Davis:	Yes, I just had a question about the corporate overhead since it was $31 million in year 2003 do you feel you can reduce that fast enough, which would be about 85% after this acquisition to help the earnings of the company going forward?

Christopher J. Davis:	The overhead number that you quoted I believe is the consolidated number. We had previously disclosed during our first quarter call that we expected that the overhead for Safeguard parent company would be about $19 million.

John Davis:	Okay and my last question, you talked about using part of the $50 some million, I guess to buy stock back but I’m concerned about earnings as Wall Street seems to only look to earnings to prop up your stock and I would be concerned if you use that to buy stock that doesn’t produce earnings so it would be very important I guess to buy companies that could produce an earnings impact for Safeguard.

Christopher J. Davis:	Yes, that’s part of the evaluation we’re going through and it’s part of our analysis of whether we should be acquiring new companies, what kinds of companies they are or whether we should be acquiring stock. But we would agree with your observation that Wall Street does look to earnings.

John Davis:	That’s all my questions.

Christopher J. Davis:	Thank you.

Operator:	At this time I would like to remind everyone in order to ask a question press star then the number one on your telephone keypad.

Next question comes from the line of Eric Swergold with Gruber and McBaine.

Eric Swergold:	Good afternoon again. Follow-up question I have is on, what was the — on the three key companies that you’ve got that have $31 million in combined revenue, what was the net loss versus the net cash burn in those three companies last quarter?

Christopher J. Davis:	Eric we didn’t disclose that information in the Q1 call and I think the best answer I have for you at this point would be to look at our first quarter 10-Q where you can get a feel for the difference between the accounting loss and the cash loss. But I don’t have that information in front of me right now.

Eric Swergold:	Okay, my presumption is that the cash loss was significantly less than the accounting loss.

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Moderator: Janine Dusossoit
06-01-04/3:00 pm CT
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Christopher J. Davis:	Yes, there would be some depreciation and amortization that would support that conclusion, right.

Eric Swergold:	Okay, another question is this is a fairly large transaction for you and is going to utilize a fair amount of management resources in terms of time. How will management handle culling through the portfolio of new opportunities out there in terms of investments, as well as making sure that growth is maintained in the three key investments you’ve got currently?

Anthony L. Craig:	I think that’s a good comment, Eric. I actually look at the other side of that coin, getting this transaction behind us will now free up considerable management time to allow us not only to do the things we’ve been doing with our companies, but to get much more aggressive on the acquisition pipeline and secondly we’ve sort of come through our contraction period, if you like, and we may be adding one or two of the specialists we need in order to continue our acquisition and growth focus.

Eric Swergold:	Okay, thank you.

Operator:	Your next question comes from the line of Randy Laufman with Imperial Capital.

Randy Laufman:	Hi, thank you. My questions are regarding the 5% converts, the use of the proceeds to retire them. Am I correct in that the converts are callable starting June 16 at 100.83? And also if you could comment on, you know, given that you do have ample cash balance, pre the close of the transaction, would you consider retiring these notes before the close of the transaction or if the transaction does not close at all?

Christopher J. Davis:	You’re correct about the call price; it is 100.83 starting on June 15 and as far as the timing is concerned we really can’t comment on that today.

Randy Laufman:	Okay, you did comment before though that you would look to retire these notes before you announced the CompuCom transaction, so can we assume that that is still part of your strategy, you know, without the transaction?

Christopher J. Davis:	The only prior announcement that I believe we made and it would have been during the first quarter call was that we had repurchased some bonds after the balance sheet date and before the date of the call and then we have since done another press release announcing the actual retirement of some bonds, but we haven’t made any predictions about timing prior to this call.

Randy Laufman:	Okay, thank you.

SAFEGUARD SCIENTIFICS
Moderator: Janine Dusossoit
06-01-04/3:00 pm CT
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Operator:	Again, in order to ask a question press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your next question comes from the line of Paul Patrick with First Manhattan.

Paul Patrick:	Hi, good afternoon.

Christopher J. Davis:	Hi Paul.

Paul Patrick:	I just wanted to get your thoughts when you’re going through the uses of cash you discussed potentially considering repurchasing stock, what’s your view on potentially purchasing the new bonds, the new converts? And then secondly, why would you prepay five years worth of interest? Thank you.

Christopher J. Davis:	To answer the second part first, we were required to provide the interest escrow on the new bonds as part of the bond indenture for those bonds so that was not discretionary, that was required.

Paul Patrick:	Okay.

Christopher J. Davis:	As far as whether we would consider repurchasing any of the new bonds, I guess the answer to that, Paul, is we, you know, consider all options all the time but don’t have anything more to say about it at this point.

Paul Patrick:	All right. Thank you.

Operator:	Your next question comes from the line of Lee Zimmerman with Robert W. Baird.

Lee Zimmerman:	Hi guys.

Christopher J. Davis:	Hello.

Lee Zimmerman:	Going to Slide 14 under shareholders equity, you got pro-forma of $212.9 million, that doesn’t include Alliance correct?

Christopher J. Davis:	Yes, this is our consolidated financial statement so it includes everybody except in the pro-forma column, CompuCom.

Lee Zimmerman:	Oh it does include Alliance and all your private holdings too?

Christopher J. Davis:	Yes, the “as reported” column is the consolidated, which includes everybody literally, and then the pro-forma column is just that, minus CompuCom.

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Moderator: Janine Dusossoit
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Lee Zimmerman:	Maybe you could just speak to where you think you guys are going to be in three years now that we’re totally relying on your ability to purchase and grow these companies. Can you give us some kind of 35,000-foot overview?

Christopher J. Davis:	I don’t think, Lee, we can do that from a numbers point of view. I think from a strategy point of view and from, you know, where we hope to go from a portfolio point of view we can probably comment on that.

Anthony L. Craig:	What we’ve come through this last couple of years has been a really, I can’t describe it any other way, a recovery from the “dot-crash,” if you like, a restructuring of Safeguard’s balance sheet, a reformulation of liquidity and a formulation of a strategy to position us in sectors that give us the opportunity for high growth.

We chose life sciences because of the high growth opportunity, the kind of technology that can be applied using software in the diagnostics area and a kind of business model there so demand, business model technology come together to make it interesting. We chose the IT services sector for the ability to have a company which is 100% owned that as we grow it can generate internally-produced cash in a somewhat reasonably predictable fashion and we chose the area which Mantas is in because of the declining cost of computing, the increased capability of very, very dense kind of data mining that feeds decision processes and an increased requirement for that from the regulatory point of view, compliance management, Sarbanes-Oxley and so forth.

So from a strategic point of view we’ve tried to be quite judicious in choosing high-growth markets wherein success offers significant financial leverage to give you the rewards of that success. Beyond this it really becomes a question of execution in the companies that we have, dealing with the normal forces of competition and the growth of young companies and it focuses on our ability to identify others of similarly, what we believe, high potential and hopefully add them to the portfolio.

Lee Zimmerman:	How much time do you think you guys deserve to prove this strategy and when are we going to see results of going forward in terms of earnings and real growth?

Christopher J. Davis:	Lee, I think the answer to that is, it takes several years to build companies and, you know, you should gradually see the increasing revenues and increasing or improving earnings over a couple of year period of time, but to develop companies at the time-to-volume stage and develop them into what we’ve been calling acquirable companies is a process that takes several years.

Lee Zimmerman:	Okay, thank you very much.

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Moderator: Janine Dusossoit
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Operator:	Next question comes from the line of Eric Swergold with Gruber and McBaine.

Eric Swergold:	Once again going back to the list of potential uses for cash, are these potential uses for cash including a share buy back exclusive or inclusive of getting the CompuCom deal done? Because as we’ve seen a couple of times in the last year or so your stock has traded down to a discount to NAV especially since the NAV is often calculated with your private companies being marked at cost rather than necessarily market value.

Christopher J. Davis:	Eric, I think the way Tony answered the question before is correct is we have sufficient cash on the balance sheet today to pursue a lot of different avenues and our ability to pursue them is not contingent upon the Safe — on the CompuCom closing rather.

Eric Swergold:	Thank you.

Janine Dusossoit:	Operator are you showing any more questions?

Operator:	At this time there are no further questions.

Janine Dusossoit:	Okay, thank you. Tony?

Anthony L. Craig:	Thank you. In summary then, we firmly believe that completing the sale of CompuCom will give the additional financial flexibility to execute the strategy for investing in developing companies. I stress that these will take some time to develop. Hopefully we will show progress in our regular calls with you and we’re excited about the future and thank you very much for your interest today.

Operator:	This concludes today’s call on Safeguard’s Proposed Sale of CompuCom Systems. You may now disconnect.

END